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                                                                     EXHIBIT 5.1

                                  Amtran, Inc.
           Public Offering of up to 4,225,000 Shares of Common Stock,
                               without par value,
                       Registration Statement on Form S-2

                                                                   July 14, 1998

Gentlemen:

            I am the General Counsel for Amtran, Inc., an Indiana corporation (the "Company"). I am delivering this opinion in connection with the issuance and sale by the Company of 1,500,000 shares of its common stock, without par value ("Common Stock"), and the sale by the Selling Shareholders (as defined below) of 2,200,000 shares of Common Stock. The Company and the Selling Shareholders have also granted the Underwriters an option to purchase up to 525,000 additional shares of Common Stock to cover over-allotments ("Over-Allotment Option"). The Common Stock being sold by the Company and the Selling Shareholders, including pursuant to the Over-Allotment Option, is collectively referred to as the "Securities". The Securities are the subject of a Registration Statement on Form S-2, Registration No. 333-52655, and the amendments thereto (the "Registration Statement"), and the Prospectus included therein (the "Prospectus"). The Securities are being sold pursuant to the Underwriting Agreement (the "Agreement"), among the Company, the Selling Shareholders named therein (the "Selling Shareholders"), and Morgan Stanley & Co. Incorporated and Smith Barney, Inc., as representatives (the "Representatives") of the several underwriters listed in Schedule I thereto (the "Underwriters").

            For purposed of this opinion, I have examined originals or copies, identified to my satisfaction, of such documents, corporate records, instruments and other relevant materials as I have deemed advisable. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to






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original documents of all documents submitted to me as copies, and the authenticity of the originals of such copies. In addition, I have relied upon certificates of public officials, of officers and representatives of the Company, and have made such examination of statutes and decisions and reviewed such questions of law as I have considered necessary or appropriate.

            The law covered by the opinions expressed herein is limited to the law of the State of Indiana and Federal law of the United States.

            On the basis of and subject to the foregoing, I am of the opinion that:

            (i) the Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Indiana;

            (ii) the Securities being sold by the Company pursuant to the Registration Statement and the Agreement have been duly and validly authorized, and, when issued and delivered to and paid for by the Underwriters pursuant to the Agreement, will be fully paid and nonassessable;

            (iii) the Securities being sold by the Selling Shareholders pursuant to the Registration Statement and the Agreement have been duly and validly authorized and are fully paid and nonassessable.

            I know that I am referred to under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement, and I hereby consent to such use of my name in the Registration Statement and to the use of this opinion for filing as Exhibit 5.1 to the Registration Statement.

                                    Very truly yours,


                                    /s/ Brian T. Hunt

                                    Brian T. Hunt

Board of Directors
   Amtran, Inc.
      7337 West Washington Street
         Indianapolis, IN  46231




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